As filed with the Securities and Exchange Commission on January 7, 2004	Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-0514506

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of Principal Executive Offices)	(Zip Code)

KIMBALL INTERNATIONAL, INC. 2003 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

John H. Kahle
Executive Vice President,
General Counsel and Secretary
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549

(Name and address of agent for service)

(812) 482-1600

(Telephone number, including area code, of agent for service)

Copy to:
Daniel L. Boeglin, Esq.
Baker & Daniels
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)

Common Stock (1)	2,500,000	$16.025	$40,062,500	$3,242

(1)	Pursuant to the Kimball International, Inc. 2003 Stock Option and Incentive Plan, a total of 2,500,000 shares of common stock, which may be either Class A Common Stock, par value $0.05 per share and/or Class B Common Stock, par value $0.05 per share (collectively, the "Common Stock"), may be issued.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(3)	Estimated solely for purposes of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Class B Common Stock as reported by the NASDAQ National Market System on December 31, 2003, which was $16.025 per share. Shares of Class A Common Stock are not traded on any exchange. Shares of Class A Common Stock may be converted into shares of Class B Common Stock on a one-for-one basis.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

     *Information required by Part I of Form S 8 to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S 8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents heretofore filed by Kimball International, Inc. (the "Registrant" or the "Company") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

     (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

     (2) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

     (3) The Registrant's Current Report on Form 8-K dated October 28, 2003; and

     (4) The description of the Registrant's Class B Common Stock contained in the Registrant's Registration Statement on Form 10/A filed with the Securities and Exchange Commission on January 7, 2004 pursuant to Section 12 of the Securities Exchange Act of 1934, and the description of the Registrant's Class A Common Stock contained in the Registrant's Registration Statement on Form 10/A filed with the Securities and Exchange Commission on January 7, 2004 pursuant to Section 12 of the Securities Exchange Act of 1934.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

     The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to John H. Kahle, Executive Vice President, General Counsel and Secretary at the following address and telephone number: 1600 Royal Street, Jasper, Indiana 47549, (812) 482-1600.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Sections 23-1-37-9 and 23-1-37-13 of the Indiana Business Corporation Law (the "BCL") provide for mandatory indemnification of directors and officers for expenses incurred in defending actions brought against them in such capacities if such director or officer was wholly successful in such defense, unless the corporation's Articles of Incorporation provide otherwise. The Company's Articles of Incorporation do not restrict or limit the application of these provisions.

     Additionally, the Company's By-Laws provide for indemnification for directors and officers against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from any claim, action, suit or proceeding in which such person is not wholly successful but it is determined, pursuant to the procedures set forth in the Company's By-Laws, that such person acted in good faith and that such person reasonably believed that (a) in the case of conduct in his official capacity, his conduct was in the Company's best interest, or (b) in all other cases, his conduct was at least not opposed to the best interests of the Company, and in addition with respect to any criminal action or proceeding, either had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. In addition, the Company's By-Laws provide that the Board of Directors may, at any time or from time to time, approve indemnification of directors and officers or other persons to the full extent permitted by the provisions of the BCL at the time in effect, whether on account of past or future transactions.

     The registrant maintains directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

     The list of Exhibits is incorporated herein by reference to the Index to Exhibits.

ITEM 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on January 7, 2004.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

Robert F. Schneider Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of John H. Kahle and Douglas A. Habig, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of John H. Kahle and Douglas A. Habig, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Douglas A. Habig

Douglas A. Habig	Director, Chairman of the Board (Principal Executive Officer)	December 31, 2003

/s/ James C. Thyen

James C. Thyen	Director, President and Chief Executive Officer	December 10, 2003

/s/ Robert F. Schneider

Robert F. Schneider	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 5, 2003

/s/ Michelle R. Schroeder

Michelle R. Schroeder	Corporate Controller (Principal Accounting Officer)	December 4, 2003

/s/ John B. Habig

John B. Habig	Director	December 8, 2003

/s/ John T. Thyen

John T. Thyen	Director	December 9, 2003

/s/ Christine M. Vujovich

Christine M. Vujovich	Director	December 11, 2003

/s/ Harry W. Bowman

Harry W. Bowman	Director	December 10, 2003

/s/ Polly B. Kawalek

Polly B. Kawalek	Director	December 10, 2003

/s/ Dr. Jack R. Wentworth

Dr. Jack R. Wentworth	Director	December 8, 2003

/s/ Brian K. Habig

Brian K. Habig	Director	December 10, 2003

/s/ Geoffrey L. Stringer

Geoffrey L. Stringer	Director	December 10, 2003

/s/ Ronald J. Thyen

Ronald J. Thyen	Director	December 5, 2003

/s/ Alan B. Graf, Jr.

Alan B. Graf, Jr.	Director	December 31, 2003

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Registrant. (The copy of this Exhibit filed as Exhibit 3(a) to the Registrant's Form 10-K for the fiscal year ended June 30, 2002, is incorporated herein by reference.)
4.2	Restated By-Laws of the Registrant. (The copy of this Exhibit filed as Exhibit 3(b) to the Registrant's Form 10-Q for the quarter ended September 30, 2000, is incorporated herein by reference.)
4.3	Kimball International, Inc. 2003 Stock Option and Incentive Plan. (The copy of this Exhibit filed as Appendix A to the Registrant's Definitive Proxy Statement filed on September 10, 2003 (File No. 000-3279) is incorporated by reference).
5	Opinion of Baker & Daniels, as to the legality of the securities being registered.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Baker & Daniels (included in the Baker & Daniels Opinion filed as Exhibit 5).
24	Power of Attorney (included on the Signature Page of the Registration Statement).